Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Announces First Quarter 2015 Results

HOUSTON, June 3, 2015 (BUSINESS WIRE)--Black Stone Minerals, L.P. (NYSE: BSM) today announced its financial and operating results for the first quarter of 2015.

Key First Quarter 2015 Highlights:

•	Average daily production of 29.2 MBoe per day
•	Revenues of $91.1 million
•	Net income of $17.3 million and Adjusted EBITDA (as defined below) of $60.9 million

Thomas L. Carter, Jr., Black Stone Minerals’ President, Chief Executive Officer, and Chairman commented, “Our strong first-quarter production of 29.2 MBoe per day comfortably exceeded our average daily production target of 26.3 MBoe per day that we provided in our prospectus for the twelve months ending March 31, 2016, despite comparatively low commodity prices during the period. We are optimistic that we will meet or exceed our production forecast for the next twelve months.

“We closed our initial public offering on May 6, 2015, and used the proceeds to significantly reduce our outstanding indebtedness. We are well positioned to add to our asset base through the unique combination of strength of balance sheet, public units, and a decades-long track record of managing mineral interests. We believe these advantages are of interest to mineral owners looking to monetize their minerals and will benefit our unitholders over the long term.”

Financial and Operating Results

Production

Black Stone Minerals reported average daily production of 29.2 MBoe per day for the first quarter of 2015, an increase of 14.8% over average daily production of 25.4 MBoe per day for the corresponding period in 2014. The increase in production was primarily attributable to increased drilling activity in the Bakken/Three Forks, Eagle Ford, Haynesville/Bossier, and Wilcox plays.

Realized Prices and Revenues

The partnership’s average realized price per Boe, excluding the effect of hedge settlements, was $25.83 for the quarter ended March 31, 2015, a decline of 49.9% from $51.55 per Boe for the quarter ended March 31, 2014.

Black Stone Minerals reported revenues of $91.1 million in the first quarter of 2015, a decline of 28.5% from $127.4 million in the first quarter of 2014. The decline was principally a result of lower commodity prices and, secondarily, lower lease-bonus revenue. The partnership typically receives most of its lease-bonus revenue late in the year; however, lease bonus in the first quarter of 2014 was abnormally high due to several significant leases in the Canyon Wash and Canyon Lime plays in North Texas and in the Permian Basin. The partnership continues to hedge production related to its proved developed producing properties. As a result of its hedge positions, the partnership recognized a gain on commodity derivative instruments of $19.6 million in the first quarter of 2015 compared to a loss of $6.0 million in the first quarter of 2014.

Net Income

Net income of $17.3 million for the quarter ended March 31, 2015 was 75.2% lower than net income of $69.9 million in the corresponding period in 2014. The decline was due mostly to lower revenues and impairments on the partnership’s oil and gas assets resulting from lower commodity prices.

Financial Position

As of June 1, 2015, the partnership had $5.0 million outstanding under its credit facility. The borrowing base is currently $600.0 million. Black Stone Minerals is in compliance with all financial covenants associated with its credit facility.

Distributions

Black Stone Minerals Company, L.P., the predecessor of Black Stone Minerals, paid aggregate distributions of $56.3 million on its common units on April 14, 2015 to unitholders of record on March 31, 2015. The distribution was made pursuant to a distribution policy in effect before the policy described in the prospectus was adopted in connection with the initial public offering.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results of operations for the first quarter of 2015 on Thursday, June 4, 2015 at 8:00 a.m. Central Time. To join the call, participants should dial (888) 433-0996 and use conference code 60397053. A live broadcast of the call will also be available on our website at http://investor.blackstoneminerals.com. The webcast will be archived on the site.

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. As of March 31, 2015, the partnership owned mineral interests in approximately 14.5 million acres, nonparticipating royalty interests in 1.2 million acres, and overriding royalty interests in 1.4 million acres. The partnership’s mineral and royalty interests are located in 41 states and in 62 onshore basins in the continental United States. The partnership owns non-cost-bearing interests in approximately 40,000 wells and non-operated working interests in over 9,000 wells. The combination of the breadth of the partnership’s asset base and the long-lived, non-cost-bearing nature of many of the partnership’s mineral and royalty interests exposes the partnership to potential production and reserves from new and existing plays with limited investment of additional capital.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	the partnership’s ability to execute its business strategies;
•	the volatility of realized oil and natural gas prices;
•	the level of production on the partnership’s properties;
•	regional supply and demand factors, delays, or interruptions of production;
•	the partnership’s ability to replace its oil and natural gas reserves; and
•	the partnership’s ability to identify, complete, and integrate acquisitions.

Black Stone Minerals Contact

Marc Carroll

Senior Vice President and Chief Financial Officer

Telephone: (713) 445-3200

mcarroll@blackstoneminerals.com

BLACK STONE MINERALS, L.P. PREDECESSOR

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per unit amounts)

	Three Months Ended March 31,
	2015	2014
REVENUE
Oil and condensate sales	$36,163	$59,642
Natural gas and natural gas liquids sales	31,640	58,206
Gain (loss) on commodity derivative instruments	19,647	(5,995)
Lease bonus and other income	3,611	15,559
TOTAL REVENUE	91,061	127,412
OPERATING (INCOME) EXPENSE
Lease operating expenses and other	6,172	4,869
Production costs and ad valorem taxes	8,256	10,586
Depreciation, depletion and amortization	27,891	23,134
Impairment of oil and natural gas properties	13,467	—
General and administrative	14,818	15,451
Accretion of asset retirement obligations	271	147
Gain on sale of assets	(7)	—
TOTAL OPERATING EXPENSE	70,868	54,187
INCOME FROM OPERATIONS	20,193	73,225
OTHER INCOME (EXPENSE)
Interest and investment income	1	22
Interest expense	(2,945)	(3,433)
Other income	50	70
TOTAL OTHER EXPENSE	(2,894)	(3,341)
NET INCOME	17,299	69,884
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(9)	3
DIVIDENDS ON PREFERRED UNITS	(2,909)	(3,882)
NET INCOME ATTRIBUTABLE TO THE GENERAL PARTNER AND LIMITED PARTNERS	14,381	66,005
ALLOCATION OF NET INCOME ATTRIBUTABLE TO:
General partner interest	—	—
Common limited partner interest	14,381	66,005
	$14,381	$66,005
NET INCOME ATTRIBUTABLE TO LIMITED PARTNERS PER UNIT:
Per common limited partner unit (basic and diluted)	$0.09	$0.40
Weighted average common limited partner units outstanding (basic and diluted)	167,452	164,585

The following table shows the partnership’s production, realized prices, and revenues for the periods presented.

	Three Months Ended March 31,
	2015	2014
	(Unaudited) (Dollars in thousands, except for realized prices)
Production:
Oil and condensate (MBbls)[1]	827	662
Natural gas (MMcf)[1]	10,785	9,741
Equivalents (MBoe)[2]	2,625	2,286
Realized prices:
Oil and condensate ($/Bbl)	$43.73	$90.09
Natural gas ($/Mcf)[1]	$2.93	$5.98
Combined equivalents ($/Boe)[2]	$25.83	$51.55
Revenue:
Oil and condensate sales	$36,163	$59,642
Natural gas and natural gas liquids sales	31,640	58,206
Gain (loss) on commodity derivative instruments	19,647	(5,995)
Lease bonus and other income	3,611	15,559
Total revenue	$91,061	$127,412

[1]

As a mineral-and-royalty-interest owner, the partnership is often provided insufficient and inconsistent data by its operators. As a result, the partnership is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. As such, the realized prices account for all sales attributable to NGLs. The oil and condensate production volumes and natural gas production volumes do not include NGL volumes.

[2]

“Btu-equivalent” production volumes are presented on an oil-equivalent basis using a conversion factor of six Mcf of natural gas per barrel of “oil equivalent,” which is based on approximate energy equivalency and does not reflect the price or value relationship between oil and natural gas.

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, and cash available for distribution are non-GAAP supplemental financial measures used by Black Stone Minerals’ management and external users of the partnership’s financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.

Black Stone Minerals defines EBITDA as net income (loss) before interest expense, income taxes and depreciation, depletion, and amortization. Black Stone Minerals defines Adjusted EBITDA as EBITDA further adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains/losses on derivative instruments, and non-cash equity-based compensation. Black Stone Minerals defines cash available for distribution as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, borrowings for capital expenditures, capital expenditures, cash interest expense, and distributions to noncontrolling interests and preferred unitholders.

EBITDA, Adjusted EBITDA, and cash available for distribution do not represent and should not be considered an alternative to, or more meaningful than, net income, income from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with GAAP as measures of the partnership’s financial performance. EBITDA, Adjusted EBITDA, and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income, the most directly comparable GAAP financial measure. The partnership’s computation of EBITDA, Adjusted EBITDA, and cash available for distribution may differ from computations of similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA, Adjusted EBITDA, and cash available for distribution to net income, the most directly comparable GAAP financial measure, for the periods indicated.

	Three Months Ended March 31,
	2015	2014
	(Unaudited) (In thousands)
Net income	$17,299	$69,884
Adjustments to reconcile to Adjusted EBITDA:
Add:
Depreciation, depletion and amortization	27,891	23,134
Interest expense	2,945	3,433
EBITDA	48,135	96,451
Add:
Impairment of oil and natural gas properties	13,467	—
Accretion of asset retirement obligations	271	147
Unrealized loss on commodity derivative instruments	—	3,911
Equity-based compensation expense	1,243	3,499
Less:
Unrealized gain on commodity derivative instruments	(2,197)	—
Adjusted EBITDA	60,919	104,008
Adjustments to reconcile to cash generated from operations:
Add:
Borrowings to fund capital expenditures	13,206	38,018
Less:
Deferred revenue	(104)	(2,516)
Cash interest expense	(2,704)	(3,192)
Capital expenditures, net	(13,206)	(38,018)
Cash generated from operations	58,111	98,300
Less:
Cash paid to noncontrolling interests	(52)	(73)
Preferred unit distributions	(2,909)	(3,882)
Cash generated from operations available for distribution on common units and reinvestment in our business	$55,150	$94,345

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